EXHIBIT 10.2

<<FIRST NAME>> <<LAST NAME>>
<<DATE>>

__________
Initial
<<AWARD REF>>
_______
Initial
<<AWARD REF>>
THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

<<DATE>>

CONFIDENTIAL TO: <<FIRST NAME>> <<LAST NAME>>
You have been granted Performance Units (this “Award”) under the Steelcase Inc. Incentive Compensation Plan (the “Plan”). Each Performance Unit provides for the issuance of one (1) share of Class A common stock (“Share”) in accordance with the terms and conditions of this Award Agreement.
This Award Agreement provides additional information regarding your rights under the Plan and this Award. A copy of the Plan, the U.S. prospectus for the Plan and the local country tax supplement to the U.S. prospectus for the Plan (to the extent you are employed outside of the United States) has been provided or otherwise made available to you. If there is any inconsistency between this Award Agreement and the Plan, the Plan controls. Capitalized terms used in this Award Agreement are defined in the Plan or defined hereunder. For purposes of this Award Agreement, “Employer” shall mean the Company or any Affiliate that employs you on the applicable date (to the extent that you are not directly employed by the Company).
Overview of this Award

1.	Type of Award: Performance Units, as permitted under Article 9 of the Plan.

2.	Target Number of Performance Units Granted under this Award (this “Target Award”): <<PSUs>>

3.	Grant Date: <<PSU GRANT DATE>>

4.
Performance Period: The Performance Period for this Target Award is for a period of three fiscal years beginning on the first day of the Company’s <<CURRENT FISCAL YEAR>> fiscal year and ending on the last day of the Company’s <<PERFORMANCE END FISCAL YEAR>> fiscal year. Each fiscal year during the Performance Period represents a “Performance Year” in the following manner:

•	“First Performance Year” is the first day of the Company’s <<CURRENT FISCAL YEAR>> fiscal year and ending on the last day of the Company’s <<CURRENT FISCAL YEAR>> fiscal year;

•	“Second Performance Year” is the first day of the Company’s <<SECOND FISCAL YEAR>> fiscal year and ending on the last day of the Company’s <<SECOND FISCAL YEAR>> fiscal year; and

•	“Third Performance Year” is the first day of the Company’s <<THIRD FISCAL YEAR>> fiscal year and ending on the last day of the Company’s <<THIRD FISCAL YEAR>> fiscal year.

5.
Performance Measures: In respect of each Performance Year, the Committee shall determine the applicable performance measure(s) as outlined in Article 12 of the Plan for purposes of this Target Award during the first three months of each Performance Year. For purposes of the First Performance Year, the performance measure(s) together with the weighting(s), the target level(s) and the performance scale(s) (if applicable) are set forth on Exhibit A attached hereto. Upon the completion of each Performance Year, the Committee shall calculate the level of attainment of the performance measure(s) in respect of each such Performance Year (the “Performance Year Attainment”). The average of the Performance Year Attainments for the First Performance Year, the Second Performance Year and the Third Performance Year (the “Average”) may be increased or decreased based on Relative TSR (as determined in section 6 below).

6.
Number of Performance Units Earned: Except as may otherwise be provided in this Award Agreement, after completion of the Performance Period, the number of Performance Units earned shall be determined by multiplying (i) the Target Award, (ii) the Average, and (iii) the “Relative TSR Percentage”. The “Relative TSR Percentage” will be determined by comparing the Company’s Total Shareholder Return (“TSR”) against the TSR of each company in the peer group (“Relative TSR”) in accordance with the following schedule:

Relative TSR	Relative TSR Percentage
75th Percentile and above	120%
50th Percentile	100%
25th Percentile and below	80%
For purposes of the foregoing, interpolation shall be used in the event the Company’s percentile rank does not fall directly within one of the Relative TSR percentiles listed above
Each earned Performance Unit will be released following the date on which the Committee certifies the Company’s attainment of the Relative TSR Percentage (the “Vesting Date”). Upon the release of your earned Performance Units, the Company will issue you one (1) Share for each earned Performance Unit as soon as practicable following the close of the applicable Performance Period, but in no event more than 60 days following the last day of the Performance Period. Notwithstanding any provision under this Award Agreement and in accordance with the terms of the Plan, your maximum aggregate payout (determined as of the last day of the Performance Period) will be equal to 240% of this Target Award.
Notwithstanding the foregoing, the Company may, in its sole discretion, settle your earned Performance Units in the form of Shares but require you to sell such Shares immediately or within a specified period of time following your termination of employment (in which case you hereby expressly authorize the Company to issue sales instructions to any brokerage firm and/or third party administrator engaged by the Company on your behalf).

7.	Voting Rights, Dividend Rights and Dividend Equivalents:

A.
No Voting Rights or Dividend Rights. You are not the owner of record of the Shares underlying your Performance Units until the Vesting Date. As such, you will have no voting rights or dividend rights on such Shares until the Vesting Date.

B.
Cash Dividend-Equivalents. You will receive a cash payment equal to any cash dividends that the Company declares and pays with respect to the Shares underlying any earned Performance Units granted under this Award. For purposes of the foregoing, cash dividend-equivalents will be valued as of the date(s) on which the dividend(s) were declared during the Performance Period, and the Company shall pay such cash dividend-equivalents as soon as practicable following the close of the Performance Period, but in no event more than 60 days following the last day of the Performance Period.

C.
Stock Dividend-Equivalents. You will receive additional Shares equal to any stock dividends that the Company declares and pays with respect to the Shares underlying any earned Performance Units granted under this Award. For purposes of the foregoing, stock dividend-equivalents will be valued at the Fair Market Value of the stock dividend measured at the close of the Performance Period and will be governed by Article 17 of the Plan, and the Company shall pay such stock dividend-equivalents as soon as practicable following the close of the Performance Period, but in no event more than 60 days following the last day of the Performance Period.

8.	Death, Disability or Retirement during the Performance Period:

A.
Death or Disability. If you die or become Disabled while an Employee after six (6) months from the Grant Date during the Performance Period, this Target Award will be deemed earned and the corresponding number of Shares vested according to the following schedule.

•
If death or Disability occurs after six (6) months from the Grant Date through the last day of the First Performance Year, one-third of this Target Award will immediately be earned and the corresponding Shares vested.

•	If death or Disability occurs during the Second Performance Year, two-thirds of this Target Award will immediately be earned and the corresponding Shares vested.

•	If death or Disability occurs during the Third Performance Year, all of this Target Award will immediately be earned and the corresponding Shares vested.
The Shares will be paid as soon as administratively practicable, but in no event later than 60 days following the date this Target Award is earned and corresponding Shares vest. Any remaining unearned Performance Units will be forfeited.
For purposes of the foregoing, “Disability” or “become Disabled” means that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, you are unable to engage in any substantial gainful activity or are receiving income replacement benefits under an accident and health plan covering employees of the Company and its Affiliates for a period of not less than three (3) months.

A.
Retirement Eligible. In the event you become Retirement Eligible during the Performance Period, you will be treated as continuing in employment for purposes of earning and vesting in this Performance Unit Award and will be paid in accordance with section 6 of this Award Agreement. “Retirement Eligible” means your age plus years of continuous service with the Company and its Affiliates total 80 or more and “Retirement” means you are Retirement Eligible and your employment is terminated for any reason, other than (i) for Cause, (ii) due to death or Disability, or (iii) in accordance with section 10 of this Award Agreement.

9.	Forfeiture of Awards:

A.	All unearned Performance Units will be forfeited upon a termination of your employment during the Performance Period for any reason, except as set forth in sections 8 and 10 of this Award Agreement.

A.
If you engage in any Competition (as defined in the Plan and determined by the Administrative Committee in its discretion) you will immediately and permanently forfeit the right to receive payment from this Award, including any vested portion of this Award. You must return to the Company any gain resulting from this Award at any time within the twelve-month period preceding the date you engaged in Competition with the Company. For purposes of the foregoing, you expressly and explicitly authorize the Company to issue instructions on your behalf, to any brokerage firm or third party service provider engaged by the Company to hold your Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company.

B.
For purposes of the Performance Units, your employment or service relationship will be considered terminated as of the date you are no longer actively providing services to the Company, its Affiliates or your Employer (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of the your employment agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Company, your right to vest in the Performance Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any). For purposes of the foregoing, the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Performance Unit grant (including whether you may still be considered to be providing services while on a leave of absence).

10.	Change in Control: Upon a Change in Control, this Award shall be treated in accordance with Article 16 of the Plan.

11.	Transferability: Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

12.	Reserved.

13.
Tax Withholding: Regardless of any action the Company or your Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and may exceed the amount actually withheld by the Company or your Employer. You further acknowledge that the Company and your Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Units, including the grant of Performance Units, the vesting of Performance Units, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (b) do not commit to structure the terms of the grant or any aspect of the Performance Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or your Employer (or former employer, as applicable) may be required to account for Tax-Related Items in more than one jurisdiction.

Prior to the delivery of Shares upon the vesting of your Performance Units, if your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company shall withhold a sufficient number of whole Shares otherwise issuable upon the vesting of the Performance Units that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the Shares or such amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another governmental entity. The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items. In the event that withholding in Shares is prohibited or problematic under applicable law or otherwise may trigger adverse consequences to the Company or your Employer, your Employer may withhold the Tax-Related Items required to be withheld with respect to the Shares in cash from your regular salary and/or wages or any other amounts payable to you.

If you relocate to another jurisdiction during the lifetime of your Performance Units, you will be responsible for notifying the Company of such relocation and shall be responsible for compliance with all applicable tax requirements. By accepting this grant of Performance Units, you expressly consent to the withholding of Shares and/or withholding from your regular salary and/or wages or other amounts payable to you as provided for hereunder. All other Tax-Related Items related to the Performance Units and any Shares delivered in payment thereof are your sole responsibility.
Depending on the withholding method, the Company and/or your Employer may withhold or account for Tax-Related Items by considering applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you shall be deemed to have been issued the full number of Shares subject to the vested Performance Unit, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
You agree to pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

14.
Administration: This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee or its designee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, as it determines in its sole discretion, all of which will be binding upon you.

15.
Amendment: This Award Agreement may be amended or modified by the Committee as long as the amendment or modification does not materially adversely affect this Award. Notwithstanding anything to the contrary contained in the Plan or in this Award Agreement, to the extent that the Company determines that the Performance Units are subject to Section 409A of the Code and fail to comply with the requirements of Section 409A of the Code, the Company reserves the right to amend, restructure, terminate or replace the Performance Units in order to cause the Performance Units to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

16.	Section 409A of the Code:
A. The Performance Units are intended to comply with or be exempt from the requirements of Section 409A of the Code. The Plan and this Award Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that this Award Agreement is subject to Section 409A of the Code and that it does not comply with or is inconsistent with the applicable requirements, the Company may, in its sole discretion, and without your consent, amend this Award Agreement to cause it to comply with Section 409A of the Code or be exempt from Section 409A of the Code.
B. Notwithstanding any provision of this Award Agreement to the contrary, in the event that any settlement or payment of the Performance Units occurs as a result of your termination of employment and the Company determines that you are a “specified employee” (within the meaning of Section 409A of the Code) subject to Section 409A of the Code at the time of your termination of employment, and provided further that such payment or settlement does not otherwise qualify for an applicable exemption from Section 409A of the Code, then no such settlement or payment shall be paid to you until the date that is the earlier to occur of: (i) your death, or (ii) six (6) months and one (1) day following your termination of employment. Any portion of the Performance Units where settlement is delayed as a result of the foregoing, which is (i) in whole or in part, settled in cash and (ii) based on the value of a Share, shall be based on the value of a Share at the time the Performance Units otherwise would have been settled or paid without application of the delay described in the foregoing sentence. If the Performance Units do not otherwise qualify for an applicable exemption from Section 409A of the Code, the terms “Retirement,” “terminate,” “termination,” “termination of employment,” and variations thereof as used in this Award Agreement are intended to mean a “separation from service” as such term is defined under Section 409A of the Code.
C. Although this Award Agreement and the payments provided hereunder are intended to be exempt from or to otherwise comply with the requirements of Section 409A of the Code, the Company does not represent or warrant that this Award Agreement or the payments provided hereunder will comply with Section 409A of the Code or any other provisions of federal, state, local, or non-U.S. law. Neither the Company, its Subsidiaries, your Employer or their respective directors, officers, employees or advisers shall be liable to you (or any other individual claiming a benefit through you) for any tax, interest, or penalties you may owe as a result of compensation paid under this Award Agreement, and the Company, its Affiliates and your Employer shall have no obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Section 409A of the Code.

17.
No Guarantee of Employment: Nothing in this Award Agreement or the Plan is intended to constitute or create a contract of employment with the Company, any of its Affiliates or your Employer. Moreover, neither this Award Agreement nor the Plan shall confer upon you any right to continuation of employment with the Company or your Employer, nor shall this Award Agreement or Plan interfere in any way with the Company’s right or your Employer’s right to terminate your employment at any time. Furthermore, neither this Award Agreement nor the Plan is part of your employment contract with the Company or your Employer, if any. The Plan and any awards granted thereunder are managed at the discretion of the Company and/or the Committee. The terms and conditions of future awards, if any, will be determined by the Company and/or the Committee if and when such new awards are to be made.

18.
Commercial Relationship: To the extent you are not directly employed by the Company, you expressly recognize that your participation in the Plan and the Company’s grant of the Performance Units does not create an employment relationship between you and the Company. You have been granted the Performance Units as a consequence of the commercial relationship between the Company and your Employer, and your Employer is your sole employer. Based on the foregoing, (a) you expressly recognize the Plan and the benefits you may derive from participation in the Plan do not establish any rights between you and your Employer, (b) the Plan and the benefits you may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by your Employer, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of your employment with your Employer.

19.	Acknowledgment of Nature of Plan and Performance Units: In accepting the Performance Units and any Shares, you acknowledge that:

A.
The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement;

B.
The grant of Performance Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Units, or benefits in lieu of Performance Units even if Performance Units have been awarded repeatedly in the past;

C.	All decisions with respect to future awards, if any, will be at the sole discretion of the Company;

D.	The Performance Units and any Shares acquired under the Plan, and the income and value of the same, are not intended to replace any pension rights or compensation;

E.	The terms and conditions of future awards, if any, will be determined by the Company and will be reviewed and communicated to you if and when new grants are to be made;

F.	Your participation in the Plan is voluntary;

G.	The value of the Performance Units is an extraordinary item of compensation that is outside the scope of your employment contract, if any;

H.
The Performance Units and any Shares acquired under the Plan, and the income and value of the same, are not part of normal or expected compensation or wages/salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or payments or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services to the Company, its Affiliates or your Employer;

I.	The future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;

J.	If you receive Shares, the value of such Shares acquired may increase or decrease in value;

K.
Unless otherwise provided in the Plan or by the Company in its discretion, the Performance Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Performance Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;

L.
Unless otherwise agreed with the Company in writing, the Performance Units and any Shares acquired under the Plan, and the income and value of the same, are not granted as consideration for, or in connection with, the service you may provide as a director of any Subsidiary;

M.
Neither the Company, its Affiliates or your Employer shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the Performance Units or of any amounts due to you pursuant to the vesting of the Performance Units or the subsequent sale of any Shares acquired upon vesting; and

N.
In consideration of the grant of the Performance Units, no claim or entitlement to compensation or damages shall arise from termination of the Performance Units or diminution in value of the Performance Units or Shares acquired under the Performance Units resulting from termination of your service with the Company and its Affiliates (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and its Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by agreeing to this Award Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

20.
Personal Data Activities: The Company is located at 901 44th St. SE in Grand Rapids, Michigan, United States of America, and grants Performance Units to employees of the Company and its Affiliates in its sole discretion. In conjunction with the Company’s grant of the Performance Units and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices. In accepting the grant of the Performance Units, you expressly and explicitly consent to the personal data activities as described herein.

a.
Data Collection, Processing and Usage. The Company and your Employer collect, process and use your personal data, including your name, home address, email address, telephone number, date of birth, social security insurance number or other identification number, salary, citizenship, job title, details of all Performance Units or any other equity and cash compensation awards granted, canceled, exercised, vested, or outstanding in your favor, which the Company receives from you or your Employer. In granting the Performance Units, the Company will collect your personal data for purposes of implementing, administering and managing your Performance Units. The Company’s legal basis for the collection, processing and usage of your personal data is your consent.

b.
Stock Plan Administration Service Provider. The Company may transfer your personal data to Morgan Stanley Smith Barney LLC, an independent service provider based in the United States of America, which assists the Company with the implementation, administration and management of the Performance Units (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share your personal data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for you to receive and trade Shares acquired under the Plan and you will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to your ability to participate in the Plan.

c.
International Data Transfers. The Company and the Stock Plan Administrator are based in the United States of America. You should note that your country of residence may have enacted data privacy laws that are different from the United States of America. The Company’s legal basis for the transfer of your personal data to the United States of America is your consent.

d.
Voluntariness and Consequences of Consent Denial or Withdrawal. Your grant of consent to the personal data activities described herein is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you later withdraw your consent, you may be unable to receive Performance Units. This would not affect your existing employment or salary; instead, you merely may forfeit the opportunities associated with the grant of Performance Units.

e.
Data Subjects Rights. You may have a number of rights under the data privacy laws in your country of residence. For example, your rights may include the right to (i) request access or copies of personal data processes of the Company, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in your country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding these rights or to exercise these rights, you can contact Privacy@Steelcase.com.

21.
Electronic Delivery: The Company may, in its sole discretion, decide to deliver any documents related to the Performance Units and participation in the Plan (or future Performance Units that may be granted under the Plan) by electronic means, or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

22.
Private Offering: The grant of the Performance Units is not intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law).

23.
Addendum: Notwithstanding any provisions of this Award Agreement to the contrary, the Performance Units shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) set forth in the addendum to this Award Agreement (the “Addendum”). Further, if you transfer your residence and/or employment to another country reflected in the Addendum to this Award Agreement at the time of transfer, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Performance Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, any applicable Addendum shall constitute part of this Award Agreement.

24.
Additional Terms and Conditions: The Company reserves the right to impose other requirements on the Performance Units, any Shares acquired pursuant to the Performance Units and your participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Performance Units and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

25.
Severability: The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

26.
Age Discrimination Rules: If you are resident and/or employed in a country that is a member of the European Union or the European Economic Area, the grant of the Performance Units and this Award Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Award Agreement, the Addendum or the Plan are invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

27.
Insider Trading Restrictions / Market Abuse Laws: By participating in the Plan, you acknowledge that, depending on your or your broker’s country of residence or where the Shares are listed, you may be subject to insider trading and/or market abuse laws, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Performance Units) or rights linked to the value of Shares (e.g., phantom awards, futures) during such times as you are considered to have “inside information” regarding the Company as defined by the laws or regulations in your country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know”) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. You should keep in mind third parties includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company’s insider trading policy. You understand that you personally are responsible for ensuring compliance with any applicable restrictions and should consult your personal legal advisor for additional information.

28.
Clawback: If the Company’s financial results are materially restated, you acknowledge and agree that the Performance Units, any Shares acquired pursuant thereto and/or any amount received with respect to any sale of such Shares shall be treated in accordance with Article 19 of the Plan. For purposes of the foregoing you expressly and explicitly authorize the Company to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold your Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the enforcement of Article 19 of the Plan.

29.
Governing Law: This Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan without regard to any choice of law rules thereof which might apply the laws of any other jurisdiction. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Award Agreement, the parties hereby submit to the exclusive jurisdiction of the State of Michigan and agree that such litigation shall be conducted only in the courts of Kent County, Michigan, or the federal courts for the Western District of Michigan, and no other courts, where this grant is made and/or to be performed.

30.
English Language: If you are resident outside of the United States, you acknowledge and agree that it is your express intent that this Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Performance Units be drawn up in English. If you have received this Award Agreement, the Plan or any other documents related to the Performance Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

31.
Compliance with Laws: As a condition to the grant of this Award, you agree to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends, dividend equivalents and any proceeds derived from the sale of the Shares acquired pursuant to the Performance Units) if required by and in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company, your Employer and the Company’s Affiliates, as may be required to allow the Company, your Employer and the Company’s Affiliates to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

32.
Entire Agreement: This Award Agreement, the Plan, the Addendum and the rules and procedures adopted by the Committee contain all of the provisions applicable to the Performance Units and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you. The various provisions of this Award Agreement, the Addendum, the Plan, and the rules and procedures adopted by the Committee are severable, and if any provision thereof is held to be unenforceable by any court of competent jurisdiction, then such unenforceability shall not affect the enforceability of the remaining provisions thereof.

If you have any questions regarding this Target Award or this Award Agreement, or would like a copy of the Plan, please contact John Hagenbush, Director, Global Compensation, at (616) 246-9532.

Sincerely,

James P. Keane
President and Chief Executive Officer
Steelcase Inc.
Please acknowledge your agreement to participate in the Plan and this Award Agreement, and to abide by all of the governing terms and provisions by signing the following representation. Your signed representation must be returned by << RETURN DATE>> to:
Steelcase Inc.
Compensation Department (GBC-3C)
PO Box 1967
Grand Rapids, MI 49501-1967

Agreement to Participate and to Personal Data Activities

By signing a copy of this Award Agreement and returning it, I acknowledge that I have read the Plan, and that I fully understand all of my rights under the Plan, as well as all of the terms and conditions that may limit my rights under this Award Agreement and that I agree with and consent to the personal data activities as specified in Section 20 of this Award Agreement.

Date:    _______________________________________

Signature: ______________________________________
<<FIRST NAME>> <<LAST NAME>>
<<EMPLOYEE ID>>

EXHIBIT A - Performance Measures

For FY21, the Committee has determined that the PSU awards will be earned based on the following performance measures, target levels and performance scales:

TBD

The performance measure(s), weighting(s), target level(s) and the performance scale(s) for <<SECOND FISCAL YEAR>> and <<THIRD FISCAL YEAR>> will be determined by the Committee during the first three months of each of the referenced performance periods.

ADDENDUM TO THE STEELCASE INC.
PERFORMANCE UNIT AGREEMENT
In addition to the terms and conditions set forth in the Award Agreement, the Award is subject to the following terms and conditions (this “Addendum”). All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan or defined hereunder. If you are employed in a country identified in this Addendum, the additional terms and conditions for such country shall apply. If you transfer residence and/or employment to a country identified in this Addendum, the additional terms and conditions for such country shall apply to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable to comply with local law, rules and regulations or to facilitate the operation and administration of Performance Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).
EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”)

Personal Data Activities. If you reside and/or are employed in the EU/EEA, the following provisions replace section 20 of the Award Agreement:

The Company is located at 901 44th St. SE in Grand Rapids, Michigan, United States of America, and grants Performance Units to employees of the Company and its Affiliates in its sole discretion. In conjunction with the Company's grant of the Performance Units under the Plan and its ongoing administration of such award, the Company is providing the following information about its data collection, processing and transfer practices, which you should carefully review.

(a)Data Collection, Processing and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company and your Employer will collect, process and use certain personal information about you, specifically, your name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Performance Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. The Company's legal basis for the collection, processing and use of your Data is your consent. Your Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made. The Company's legal basis for such disclosure of your Data is to comply with applicable laws, rules and regulations.

(b)Stock Plan Administrator. The Company transfers your Data to Morgan Stanley Smith Barney LLC, an independent service provider based in the United States of America, and engaged by the Company to assist with the implementation, administration and management of awards granted under the Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share your Data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for you to receive and trade Shares acquired under the Plan. You will be asked to agree to separate terms and data processing practices with the Stock Plan Administrator, which is a condition of your ability to participate in the Plan.

(c)International Data Transfers. The Company and the Stock Plan Administrator are based in the United States of America. You should note that your country of residence may have enacted data privacy laws that are different from the United States of America. The Company's legal basis for the transfer of your Data to the United States of America is to satisfy its contractual obligations under the terms and conditions of this Award Agreement and the Company’s legitimate interests in administering your Award and operating the Plan.

(d)Data Retention. You understand that your Data will be held only as long as is necessary to implement, administer and manage your Award and participation in the Plan. When the Company no longer needs the Data, the Company will remove it from its systems. If the Company retains your Data longer, it would be to satisfy the Company's legal or regulatory obligations and the Company's legal basis would be for compliance with applicable laws, rules and regulations.

(e)Data Subject Rights. You understand that you may have the right under applicable law to (i) access or copy your Data that the Company possesses, (ii) rectify incorrect Data concerning you, (iii) delete your Data, (iv) restrict processing of your Data, and/or (v) lodge complaints with the competent supervisory authorities in your country of residence. To receive clarification regarding these rights or to exercise these rights, you understand that you can contact Privacy@Steelcase.com.

FRANCE
English Language: The parties to the Award Agreement acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties au Contrat d'Attribution reconnaissent avoir exigé la rédaction en anglais du Contrat d'Attribution, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, en vertu du Contrat d'Attribution ou se rapportant directement ou indirectement au Contrat d'Attribution.
HONG KONG

1.
Lapse of Restrictions: If, for any reason, Shares are issued to you within six (6) months of the Grant Date, you agree that you will not sell or otherwise dispose of any such Shares prior to the six (6) month anniversary of the Grant Date.

2.
IMPORTANT NOTICE - WARNING: The Performance Units and the Shares subject to the Performance Units do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company and its Subsidiaries. The contents of the Award Agreement, this Addendum, the Plan, and all other materials pertaining to the Performance Units and/or the Plan have not been prepared in accordance with and are not intended to constitute a ‘prospectus’ for a public offering of securities under the applicable companies and securities legislation in Hong Kong, and have not been reviewed by any regulatory authority in Hong Kong. The Award Agreement, this Addendum, the Plan, and all other materials are intended only for your personal use and not for distribution to any other persons. You are hereby advised to exercise caution in relation to the offer thereunder. If you have any doubts about any of the contents of the aforesaid materials, you should obtain independent professional advice.

3.	Wages: The Performance Units and Shares subject to the Performance Units do not form part of your wages for the purposes of calculating any statutory or contractual payments under Hong Kong law.

4.
Nature of the Plan: The Company specifically intends that the Plan will not be treated as an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). To the extent any court, tribunal or legal/regulatory body in Hong Kong determines that the Plan constitutes an occupational retirement scheme for the purposes of ORSO, the grant of the Performance Units shall be null and void.

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